EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

(100 Impact Drive, Marion, NC 28752)

BASIC TERMS

Seller: Twin Vee PowerCats, Co., a Florida company

Buyer: Highland Myco Holdings, LLC, a North Carolina company

Notice Address:	Notice Address:
Twin Vee PowerCats Co.	Highland Myco Holdings, LLC
3101 S. US-1 Highway	9455 HWY 226A, #96
Ft. Pierce, FL 34982	Little Switzerland, NC 28749
Attention: Joseph Visconti	Attention: Dan Hodges
Email: [***]	Email: [***]
With copy to Curtis Shenkman, Esq. [***]

Escrow Holder: Evans & Shelley PA, 57 S. Main St, Marion, NC 28752, Attention: Wes Shelley, [***]

Trustee for Deed of Trust: To be determined and approved by the Seller prior to closing.

Broker(s):	CBRE, Inc.

Purchase Price:	$ 4,250,000.00

Earnest Deposit:	$ 20,000.00

Closing Payment:	$ 500,000.00 cash

Seller Financing:	$ 3,750,000.00 earning 5% simple interest on any unpaid amount, payable as follows, and memorialized by Promissory Note and Deed of Trust on subject property:
$ 500,000.00 plus accrued interest on October 31, 2026,
$ 500,000.00 plus accrued interest on April 30, 2027, and;
$ 2,750,000.00 plus accrued interest, representing the balance due on October 31, 2027.

Seller’s Broker:	CBRE, Inc.

Close of Due Diligence:	5 PM EDT, October 20, 2025

Closing Date:	On or before October 31, 2025, subject to contingencies stated herein.

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and between Buyer and Seller and is dated for reference purposes as of September 26, 2025, but shall be effective as of the last date set forth below the signatures of Buyer and Seller below and Buyer receives a fully executed Agreement (such date, the “Effective Date”).

R E C I T A L S

Seller is the owner of the Property (as defined infra).

Buyer desires to purchase the Property from Seller, and Seller desires to sell the Property to Buyer, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.       Basic Terms. The Basic Terms set forth above are incorporated hereby. In the event of any conflict between the Basic Terms and the terms herein, the Basic Terms shall control. The term “Agreement” includes the Basic Terms and the terms herein.

2.       Purchase and Sale. Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Property upon the terms, covenants and conditions hereinafter set forth. As used herein, “Property” means collectively (a) the land described in Exhibit “A” attached hereto (the “Land”), located in the City of Marion, County of McDowell, State of North Carolina, containing approximately 11.88 acres of land, (b) all easements, interests in roadways, strips and other rights appurtenant to the Land, (c) all buildings (including, without limitation, the unfinished building containing approximately 60,000 square feet commonly known as 100 Impact Drive, Marion, NC 28752), improvements, structures, hardscaping, parking areas, uninstalled electrical and plumbing components, fixtures and related amenities located upon the Land (collectively, the “Improvements”; together with the Land, the “Project”), (d) all of Seller’s right, title and interest in and to any and all tangible personal property (excluding any and all uninstalled air conditioning units, and all furniture, trade fixtures and equipment located within any of the buildings at the Property) now or on the Closing Date located on or used in connection with the Project (collectively, the “Personal Property”), and (e) all of Seller’s right, title and interest, if any, in and to any and all intangible property pertaining to the Project or Personal Property, including, without limitation, governmental permits, licenses, development rights, entitlements, approvals, warranties, guarantees, plans, specifications, licenses, the Assumed Contracts (as defined below), and any other contract rights (the “Intangible Property”).

3.           Payment of Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

A.       Escrow Deposit. Upon the mutual execution and delivery of this Agreement, Buyer and Seller shall open escrow with Escrow Holder and shall cause Escrow Holder to execute and deliver Escrow Holder’s signature to this Agreement to Buyer and Seller. Within three (3) business days after the mutual execution and delivery of this Agreement to Escrow Holder and Escrow Holder’s acceptance hereof, Buyer shall deliver the Deposit to Escrow Holder by wire of immediately available funds or by bank or cashier’s check drawn on a national or regional bank. The Deposit, while being held by Escrow Holder is hereinafter referred to as the “Escrow Deposit”. The Escrow Deposit shall be held by Escrow Holder as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. In the event that Buyer delivers the Approval Notice (as defined below) on or before the Inspection Deadline, the Escrow Deposit shall become non-refundable, except as otherwise provided herein.

B.       Closing Payment. The Purchase Price, as adjusted by the application of the Escrow Deposit and by the prorations and credits specified herein, shall be paid by wire of immediately available funds on or before the Closing Date as provided herein (the amount to be paid under this Section being herein called the “Closing Payment”).

C.       LIQUIDATED DAMAGES; DISPOSITION OF ESCROW DEPOSIT. IF THE CLOSING (AS DEFINED IN SECTION 5 BELOW) DOES NOT OCCUR SOLELY BY REASON OF BUYER’S DEFAULT UNDER THIS AGREEMENT (ALL CONDITIONS TO BUYER’S OBLIGATIONS HAVING BEEN SATISFIED OR WAIVED BY BUYER AND AFTER NOTICE TO BUYER AND THE LAPSE OF TWO (2) BUSINESS DAYS WITHOUT CURE), IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, THE PARTIES HAVE AGREED THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN SUCH EVENT IS AND SHALL BE THE RIGHT TO TERMINATE THIS AGREEMENT AND RETAIN THE ESCROW DEPOSIT AS LIQUIDATED DAMAGES, AS SELLER’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT EXCEPT FOR BUYER’S OBLIGATIONS AND LIABILITIES WHICH, PURSUANT TO THE TERMS OF THIS AGREEMENT, SURVIVE SUCH TERMINATION. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY. IF THE CLOSING DOES NOT OCCUR FOR ANY REASON OTHER THAN BUYER’S DEFAULT UNDER THIS AGREEMENT AND IF BUYER SHALL ELECT TO TERMINATE THIS AGREEMENT, THEN THE ESCROW DEPOSIT SHALL BE RETURNED IMMEDIATELY TO BUYER (WITHOUT LIMITATION OF, AND IN ADDITION TO, ANY OTHER RIGHTS OR REMEDIES OF BUYER). IF THE CLOSING OCCURS IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, THE ESCROW DEPOSIT SHALL BE APPLIED AS A CREDIT TOWARD THE PURCHASE PRICE.

/s/ DH	/s/ JV
BUYER’S INITIALS	SELLER’S INITIALS

4.       Conditions Precedent. The obligation of Buyer to purchase, and Seller to sell, the Property is subject to satisfaction, in Buyer’s reasonable discretion, of each of the following conditions precedent (any of which may be waived prior to Closing only in writing and only by the party in whose favor such condition exists on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or so waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Section, Seller and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which, pursuant to the terms of this Agreement, survive such termination), and the Escrow Deposit shall be disposed of in accordance with Section 3.C above.

A.       Title and Survey Matters. The Due Diligence Materials shall include without limitation (i) a preliminary title report covering the Project issued by Shelley & Evans PA or their authorized designee, together with legible copies of the documents referenced therein (collectively, the “Title Report”), and (ii) any ALTA/NSPS survey of the Project in Seller’s possession or control. Buyer may update any survey provided to Buyer or obtain a new survey (such update or new survey is hereinafter referred to as the “Survey”) of the Project. On or before the Inspection Deadline, Buyer shall give Seller written notice (the “Title Notice”) of any exceptions to title shown on the Title Report or the Survey which are disapproved by Buyer. Seller shall have the right, but not the obligation, to attempt to remove or cure the disapproved exceptions set forth in the Title Notice within five (5) days after receiving such Title Notice. If Seller does not cause such disapproved exceptions set forth in the Title Notice to be removed as aforesaid, Buyer shall have five (5) business days from the earlier to occur of (a) receipt of written notice thereof, or (b) the expiration of such five (5) day period, to notify Seller in writing either that (I) Buyer is electing to waive its prior disapproval of such disapproved matters and will proceed with the purchase of the Property and take subject to such disapproved matters (but subject to the other terms and conditions herein provided), or (II) Buyer is electing to terminate this Agreement (and Buyer’s failure to notify Seller being Buyer’s election to proceed as provided in clause (I) above). In the event of any termination of this Agreement pursuant to this Section, neither party shall have any obligation to the other (except for those that expressly survive a termination hereof) and the Escrow Deposit shall be immediately returned to Buyer, minus one-half (1/2) of any Escrow Holder or Title Company cancellation fees. Any matters set forth in any update of the Title Report or Survey disclosed to Buyer after the Inspection Deadline shall be subject to the express written approval of Buyer. Notwithstanding anything to the contrary contained herein, Seller shall cause, at Seller’s sole cost and expense, all mortgages, deeds of trust and monetary liens (including liens for delinquent taxes, mechanics’ liens and judgment liens) and all indebtedness secured thereby and all lis pendens (collectively, the “Existing Liens”) to be fully satisfied, released and discharged of record on or prior to the Closing Date so that Buyer shall take title to the Property free of the same. “Permitted Exceptions” means the following: (A) the lien of any real estate taxes and assessments for the current tax year not yet delinquent and subsequent periods, provided that the same are prorated in accordance with this Agreement, and (B) such other matters set forth in the Title Report or shown on the Survey which are approved by Buyer. The Closing Date shall be extended, as necessary, to allow for the lapse of the time periods stated in this Section.

B.       Buyer Assumption of Incentive Agreement. Buyer has been provided with a copy of the Incentive Agreement between Forza X1, Inc. (the “Company”) and The County of McDowell (the “County”) dated as of July 11, 2023 (herein referred to as the “Incentive Agreement”). Forza X1, Inc is an entity related to Seller. Buyer is well aware the Company is in default of the Incentive Agreement. The Buyer agrees that it is taking the Property subject to the Incentive Agreement, assumes any and all of the obligations of the Company arising in connection with the Incentive Agreement, and agrees that upon closing and thereafter, Buyer shall defend, indemnify, and hold harmless the Seller and the Company arising in connection with the Incentive Agreement. This paragraph shall survive the closing.

C.       Due Diligence. Seller shall provide Buyer and its agents and representatives with access to the Property hereunder and access to all relevant information respecting the Property, to the extent such information is in the possession or control of Seller, which access shall be electronically at Buyer’s request. For purposes hereof, matters shall be deemed to be within Seller’s “possession” or “control” if the particular item is in the possession of any of Seller’s (i) principals, officers, directors or employees (or any of their respective family members or affiliates), or (ii) agents, representatives or independent contractors with whom Seller has an ongoing working relationship (or has had such a relationship within twelve (12) months prior to the Effective Date). Until the Inspection Deadline (and if this Agreement has not been terminated pursuant to the terms herein, until the Closing Date), (a) Buyer shall have the right and opportunity to perform and complete, in its reasonable discretion, any analysis and investigations with respect to the Property desired by Buyer, including, without limitation, any physical inspections (including, without limitation, soil studies, environmental studies and inspections of the roof, structure and mechanical, plumbing and electrical systems), a review of zoning, building codes, permits, entitlements, certificates of occupancy and the uses at or of the Project, any environmental reviews, appraisals, financial analysis, development analysis, and a review of the Due Diligence Materials. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any actual damage arising from any property damage or personal injury to the extent caused by Buyer or its agents in connection with its inspections or examinations of the Property, provided that Buyer shall not be responsible for any damage due to the negligence or willful misconduct of Seller or Seller’s agents, employees or contractors; nor shall Buyer be responsible for the mere discovery of any particular matter or conditions that already exist in, on, under or about the Property. If, on or before the Inspection Deadline, based upon such review, examination or inspection, Buyer determines in its reasonable discretion that it intends to proceed with the acquisition of the Property, then Buyer shall notify Seller and Escrow Holder of such determination in writing (the “Approval Notice”). If, however, on or before the Inspection Deadline, (A) Buyer notifies Seller in writing that it has determined that it no longer intends to acquire the Property, or (B) if Buyer shall fail to deliver the Approval Notice to Seller on or before the Inspection Deadline, this Agreement and the obligations of the parties shall terminate and the Escrow Deposit (minus one-half (1/2) of any Escrow Holder or Title Company cancellation fees) shall be returned to Buyer. Buyer shall have the right to notify Seller on or prior to the Inspection Deadline of any and all Service Contracts (as defined below) that Buyer wishes to assume at Closing (the “Assumed Contracts”) and Seller shall be solely responsible for causing all other Service Contracts to be terminated at Closing at Seller’s sole cost and expense. Seller makes no representations or warranties regarding the Due Diligence Materials to the extent not prepared by Seller, including but not limited to representations regarding accuracy, sufficiency or completeness of any documentation or information so provided by Seller to Buyer, and Buyer shall accept such Due Diligence Materials, documentation and information on an “AS IS” and “WHERE IS” basis disclaiming any and all representations and warranties. Buyer acknowledges that it is relying on its own investigations of the Property in connection with its decision to approve the condition of the Property or terminate this Agreement as allowed in this Section 4(C).

D.       Performance. The performance and observance, in all material respects, by Seller of all covenants and agreements of this Agreement to be performed or observed by Seller in all material respects prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Property.

E.       Representations and Warranties. As a condition precedent to Buyer’s obligation to purchase the Property, all of Seller’s representations and warranties shall be true and accurate in all material respects as of the Effective Date and as of the Closing.

F.       No Material Change. As of the Closing Date, and as a condition precedent to Buyer’s obligation to purchase the Property, there shall have been no material adverse change in the use, occupancy, tenants, zoning, development rights, title or condition of the Property or any litigation or proceeding (including, without limitation, any bankruptcy proceeding) commenced regarding the Property, Seller or any tenant that occurs after the Effective Date (“Material Change”). Seller shall notify Buyer of any Material Change promptly after Seller obtains actual knowledge of same.

G.       Deed of Trust. By Friday October 17, 2025, Escrow Holder shall prepare and deliver to Seller’s attorney the proposed Promissory Note, Deed of Trust, and other normal and customary loan documents as required to comply with the laws of North Carolina, including but not limited to Chapter 45, Article 2 of NC General Statutes (“Deed of Trust documents”), and a list of 3 Trustees that are ready, willing and able to hold the Deed of Trust for legal enforcement purposes in the event of Buyer default under the Deed of Trust (“Deed of Trust Trustee”). The Deed of Trust documents are subject to the review, revision and approval of Seller, as well as the Deed of Trust Trustee. All costs of Deed of Trust documents preparation, the Deed of Trust Trustee, and the proper recording of the Deed of Trust and associated loan documents shall be the responsibility of the Buyer.

5.       Closing. The closing (“Closing”) of the sale and purchase herein provided shall be consummated on the Closing Date, or such other date mutually agreed upon in writing by Buyer and Seller through escrow pursuant to the terms herein and such supplemental escrow instructions to Escrow Holder and Title Company which are mutually and reasonably agreeable to both Seller and Buyer.

A.       Escrow. Except as otherwise provided herein, on or before the day that is one (1) business day prior to the Closing Date, the parties shall deliver to Escrow Holder the following:

(1)       By Seller. Seller shall deliver (a) a duly executed and acknowledged North Carolina special warranty deed executed by Seller conveying the Project to Buyer in the form provided by Escrow Agent to Seller (the “Deed”), (b) two (2) duly executed originals or electronic PDF of the bill of sale executed by Seller in the form provided by Escrow Agent to Seller, covering any Personal Property including but not limited to all electrical equipment to be assigned hereunder (the “Bill of Sale”), (c) two (2) duly executed original counterparts or electronic PDF counterpart of an assignment and assumption of intangible property executed by Seller in the form provided by Escrow Agent to Seller (the “Assignment”), (d) a certificate of Seller respecting the “non-foreign” status of Seller and any required state withholding or non-foreign status certificate executed by Seller, (e) evidence reasonably satisfactory to Escrow Holder that all necessary authorizations of the transaction provided herein have been obtained by Seller, (f) such other documents and instruments, payments, indemnities, releases and agreements (including an owner’s affidavit and gap indemnity, if applicable) and shall perform such other acts as Escrow Holder shall reasonably require in order to issue the Owner’s Title Policy and consummate the transaction contemplated hereby, (g) releases (“Releases”) of the Existing Liens, if any, satisfactory to Buyer and Escrow Agent, and (h) a settlement statement (the “Closing Statement”) to be prepared by Escrow Holder and signed or initialed by Seller.

(2)       By Buyer. Buyer shall deliver (a) the Closing Payment by wire transfer of immediately available funds (on or before 2:00 p.m. Eastern Time on the Closing Date), (b) two (2) duly executed original counterparts or electronic PDF counterpart of the Assignment executed by Buyer, (c) evidence reasonably satisfactory to Escrow Holder that all necessary authorizations of the transaction provided herein have been obtained by Buyer, and such other documents and instruments as may be reasonably requested by Escrow Holder in order to consummate the transaction contemplated hereby and issue the Owner’s Title Policy, and (e) a Closing Statement signed or initialed by Buyer.

B.       Closing by Escrow Holder; Delivery to Parties. Upon the satisfaction of the above conditions, then Escrow Holder shall take the following actions:

(1)       Date any undated documents described in Section 5.A above as of the date of Closing and assemble counterparts of all of the documents described in Section 5.A above.

(2)       Cause change of title to record in the official records of the county in which the Project is situated (or file, as appropriate) the Deed and Deed of Trust (together with any other documents, such as Releases, required to be recorded with respect to the transactions contemplated by this Agreement, such recordation being in the order approved by Buyer).

(3)       Cause issuance of the Owner’s Title Policy and Lender’s Title Policy (with an effective date that is the same as the date and time of the recordation of the Deed and Deed of Trust ) and deliver the Owner’s Title Policy to Buyer and Lender’s Title Policy to Seller.

(4)       Deliver the respective amounts due to third parties (e.g., the holders of any Existing Liens and/or amounts due to any broker) under the Closing Statement in accordance with the respective instructions from such third parties.

(5)       Wire the amount due Seller and Buyer under the Closing Statement in accordance with wiring instructions from Seller and Buyer respectively.

(6)       File all information returns required under Section 6045 of the Internal Revenue Code and take all other reporting actions as may be required in connection therewith.

(7)       Deliver an electronic copy of the recorded Deed and electronic copies of all of the documents listed in Section 5.A above (other than Seller’s Closing Statement) to Buyer and deliver an electronic copy of the recorded Deed of Trust to Seller.

C.       Closing Costs. Seller shall pay (i) the recording fees the Releases or the release of other matters not constituting Permitted Exceptions. Buyer shall pay (a) 100% of Escrow Holder’s fees and Deed of Trust Trustee fees (b) the recording fees for the Deed and Deed of Trust, and any other documents contemplated by this Agreement, any statutory disclosures, and any amounts charged by or owing to any owners’ association. (c) the cost to obtain any Survey desired, (d) the title insurance premium for the Owner’s Title Policy and the Lender’s Title Policy and the cost of any title insurance endorsements desired by Buyer and/or Seller, and any charges to insure over or delete any title defects required to be removed by Seller hereunder, (e) the cost of any of its examinations and inspections of the Property, (f) all documentary, stamp and other transfer and sales taxes payable, if any, in connection with the transfer contemplated herein upon the Deed and the Deed of Trust, (g) the costs for preparation of the Promissory Note, Deed of Trust, and other customary loan documents. All other closing costs not specifically allocated herein shall be paid by the Buyer. Seller and Buyer shall each pay their respective (I) legal fees and expenses (subject to Section 12.E below), and (II) share of prorations (as provided below).

D.       Prorations. All real estate taxes and assessments on the Project, all rentals and other income and reimbursements of the Property, all normal and customary operating expenses of the Property and any amounts payable under the Assumed Contracts shall be prorated as of the Closing Date, with Seller being obligated to pay taxes, assessments and other charges, and entitled to receive income, applicable to periods prior to the Closing Date and Buyer being obligated to pay normal and customary operating expenses, taxes, assessments and other charges, and entitled to receive all income applicable to periods from and after the Closing Date.

Notwithstanding anything to the contrary contained in this Section 5D, if there is any cost or expense of the Property attributable to the period on and after the Closing which might otherwise be charged to Buyer pursuant to this Agreement but as to which Seller is responsible for payment of such cost, then said cost and expense shall not be charged to Buyer and shall instead be charged to Seller at Closing.

Additionally, and notwithstanding anything to the contrary contained in this Agreement, if any personal property tax is assessed in connection with the Property (whether or not included in the secured real estate tax roll, then such taxes shall not be prorated and shall be paid in full by Seller through escrow at Closing and, to the extent not so paid, the obligation to do so shall survive the Closing.

E.       Calculation. The prorations and payments shall be made on the basis of a written statement submitted by Escrow Holder to Buyer and Seller prior to the Closing Date and approved by Buyer and Seller. In the event any prorations or apportionments made under Section 5.D shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and re-prorated when the information is available with any required adjustment being paid promptly in cash to the party entitled thereto. Notwithstanding the foregoing, any re-proration shall be made, if at all, within twelve (12) months after the Closing Date, or in the event of real property taxes, within thirty (30) days after the availability of such information. This provision shall survive the Closing.

F.       Deliveries Outside Escrow. Within one (1) business day after the Closing (and without limiting Seller’s other delivery obligations under this Agreement), Seller shall deliver originals (or copies, to the extent originals are not in Seller’s possession or control) of all of the following to Buyer, to the extent the same are in Seller’s possession or control and have not previously been delivered to Buyer: (i) receipts for deposits, including without limitation, utility deposits and other documents which pertain to the Property, (ii) unexpired warranties and guarantees, if any, which Seller has received in connection with any work or services performed with respect to, or equipment installed in, the improvements on the Property, (iii) all keys and security codes for all improvements on the Property, (iv) original “as-built” plans and specifications and other available plans and specifications, and (v) all documents and records reasonably required for the on-going operations and maintenance of the Property and all other originals of the Due Diligence Materials. Seller’s obligations under this provision shall survive the Closing.

6.           Representations and Warranties; Certain Covenants.

A.      Representations and Warranties of Seller. Seller hereby represents and warrants the following to Buyer as of the Effective Date and the Closing Date, to the best of Seller’s knowledge and belief:

(1)       Authority; No Conflict. Seller is duly organized, validly existing, is in good standing under the laws of the State of Florida, is qualified to own Property in the state in which the Project is located, has full authority to enter into and perform this Agreement and the person or persons signing this Agreement and any documents executed pursuant hereto on Seller’s behalf have full power and authority to bind Seller. The execution, delivery and performance of this Agreement do not, and the consummation of the transaction contemplated hereby will not, violate the organizational documents, or other agreements made by or binding upon, Seller.

(2)       No Bankruptcy. (a) Seller has not filed for protection or relief under any applicable bankruptcy or creditor protection statute that is currently pending, (b) to the best of Seller’s knowledge, Seller is not currently the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors, and (c) Seller has not received any written notice of, and to the best of Seller’s knowledge, none of the tenants under the Leases are currently the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(3)       Personal Property. Seller has no knowledge that anyone has the right to possess the Personal Property, nor knowledge of any liens or encumbrances affecting same.

(4)       Service Contracts. There are no service agreements or contracts (including, without limitation, management agreements) (collectively, “Service Contracts”) that will be binding on the Buyer at Closing, except for any Assumed Contracts, acknowledged in writing by Buyer.

(5)       Leases. There are no leases, licenses or other occupancy agreements that will be binding or in effect at Closing, and at Closing the Project will be free of all occupants. There are no brokerage commissions, tenant improvement costs, allowances, free rent and other leasing costs and expenses incurred (whether or not then due) under agreements executed or otherwise bound to before the Closing (“Pre-Closing Leasing Expenses”), or if there are any, Seller shall be responsible therefor at Closing, and no tenant has prepaid any rent.

(6)       Due Diligence Materials. The Due Diligence Materials are complete in all material respects.

(7)       Compliance. Except as to the Incentive Agreement which is in default, Seller has not received any written notice to the effect that the Property is not in compliance with applicable laws or codes or any private restrictions or that there has been or may be an investigation of the Property by any person, entity or authority, including, but not limited to, any lender, tenant, insurance carrier, owner’s association or government authority, and to Seller’s actual knowledge without the obligation to investigate or inquire (a) all permits, licenses and other governmental authorizations have been obtained, are in full force and effect and are free from violation, (b) the Property complies with all applicable laws, codes and private restrictions, and (c) all permits have been obtained where one was required and there are no unsatisfied requests for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any lender, tenant, insurance carrier, owner’s association or government authority.

(8)       No Litigation; Condemnation. There are no actions, suits or proceedings pending, and Seller has not received any written notice of any, and to Seller’s actual knowledge without the obligation to investigate or inquire, there are no threatened actions, suits or proceedings to be, before or by any judicial, administrative or body, any arbiter or any governmental authority, against or affecting the Property (or any portion thereof). There is no existing, proposed or contemplated eminent domain or similar proceeding which would affect the Project in any way whatsoever.

(9)       Hazardous Materials. To Seller’s actual knowledge without the obligation to investigate or inquire, there are (and have been) no, and Seller has not received any written notice of any (a) Hazardous Materials (as defined below) used, manufactured, generated, treated, stored, disposed of, released or discharged in, on, under or about the Project in violation of applicable laws or codes, or (b) wells or underground storage tanks.

(10)     No Preferential Rights. Seller and its predecessors have not entered into any executory contracts for the sale of the Property and there do not exist any rights of first refusal, option rights or other preferential rights to acquire, purchase or ground lease the Property.

(11)     Intentionally deleted.

(12)     Utilities. To Seller’s actual knowledge without the obligation to investigate or inquire, all water, sewer, gas, electrical, steam, plumbing and drainage facilities or other utilities for the operation of the Property are either available or installed to the Project lines, awaiting extension and connection, and are in working order.

(13)     No Associations. Seller has not received any written notice of any, and to the best of Seller’s knowledge there are no, associations, improvement and/or redevelopment districts that affect the Project.

(14)     OFAC. Neither Seller nor any of its affiliates, nor any of their respective members, and none of their respective officers or directors is, nor prior to Closing or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or other governmental action and is not and prior to Closing or the earlier termination of this Agreement will not engage in any dealings or transactions with or be otherwise associated with such persons or entities.

(15)     Flood Plain. To Seller’s actual knowledge without the obligation to investigate or inquire, the Project is not located within a flood plain.

(16)     Intentionally Deleted.

(17)     Encroachments; Mechanic’s Liens. To Seller’s actual knowledge without the obligation to investigate or inquire, (a) there are no encroachments onto the Project and the Project does not encroach onto or into any adjacent property, and (b) there are no mechanic’s liens affecting the Property.

Seller’s representations and warranties shall survive the Closing.

B.       Representations and Warranties of Buyer. Buyer hereby represents and warrants the following to Seller as of the Effective Date and the Closing Date:

(1)       Authority; No Conflict. Buyer is duly organized and validly existing under the laws of the State of North Carolina, has full authority to enter into and perform this Agreement and the person or persons signing this Agreement and any documents executed pursuant hereto on Buyer’s behalf have full power and authority to bind Buyer. The execution, delivery and performance of this Agreement do not, and the consummation of the transaction contemplated hereby will not, violate the organizational documents of Buyer.

(2)       No Bankruptcy. (a) Buyer has not filed for protection or relief under any applicable bankruptcy or creditor protection statute that is currently pending, and (b) to Buyer’s knowledge, Buyer is not currently the subject of any filing of a petition under the federal bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

C.       Certain Interim Covenants of Seller. Until the Closing Date or the sooner termination of this Agreement pursuant to the terms herein, and without limiting other pre-closing covenants of Seller contained in this Agreement:

(1)       Seller shall maintain the Property in substantially the same or better condition (normal wear and tear excepted) as exist as of the Effective Date and shall pay all costs and expenses incurred in the ownership and operation of the Property.

(2)       Intentionally Deleted.

(3)       Except for all the obligations arising in connection with the Incentive Agreement, Seller shall pay all liens, encumbrances, taxes, penalties and assessments on the Property before they become due or a default would occur, and shall not further encumber or transfer the Property (or any part thereof).

(4)       Seller shall comply with all laws and codes pertaining to the Property.

(5)       Seller shall comply with all of the terms and conditions of the Service Contracts and shall not terminate, modify, extend, waive or change any of the terms and conditions of the Service Contracts (other than terminating those Service Contracts at Closing that are not Assumed Contracts) and shall not enter into any new leases or occupancy agreements or Service Contracts, without the prior written consent of Buyer, which consent may be given or withheld in Buyer’s reasonable discretion.

(6)       At Closing, Seller shall deliver possession of the Project to Buyer.

(7)       Intentionally deleted.

(8)      Seller shall continue to give Buyer access to the Property and shall reasonably cooperate with Buyer in connection with Buyer’s due diligence activities.

(9)       Intentionally deleted.

7.       Broker(s). Each party represents and warrants to the other that it has not dealt with any real estate broker, agent or finder in connection with this transaction, other than the Broker set forth in the Basic Terms, which acted as the agent of the Seller as set forth in the Basic Terms. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, costs, damages, liabilities or expenses, including, without limitation, reasonable attorneys’ fees, arising out of a claim to a commission or finder’s fee by any party claiming by or through Buyer. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, costs, damages, liabilities or expenses, including, without limitation, reasonable attorneys’ fees, arising out of a claim to a commission or finder’s fee by any party, including, without limitation, Broker(s), claiming by or through Seller. Notwithstanding the foregoing, Seller shall be responsible to pay Broker(s) a commission pursuant to a separate agreement between Seller and Broker(s).

8.       Condemnation; Destruction. In the event that all or any portion of the Project is damaged or destroyed by any casualty or is the subject of a taking or condemnation under the provisions of eminent domain law after the Effective Date, but prior to the Closing Date, Seller shall have no obligation to repair or replace any damage or destruction caused by the foregoing, but the following shall apply at the Closing: (a) in the event of a casualty, Seller shall assign to Buyer its rights to any and all insurance proceeds resulting from such casualty and Buyer shall receive a credit against the Purchase Price at Closing for any deductible and uninsured portion (including, without limitation, the amount by which the estimated costs of repair, as reasonably determined by a licensed general contractor selected by Buyer, exceed the insurance proceeds available to Buyer), and (b) in the event of a taking, Seller shall assign to Buyer its rights to any condemnation proceeds resulting from such taking. Notwithstanding the foregoing, if such casualty or taking is a Material Event (as defined below), then Buyer, at its option, may terminate this Agreement by written notice to Seller given on or before the Closing Date, and upon such termination, the Escrow Deposit (minus one-half (1/2) of any Escrow Holder or Title Company cancellation fees), shall be returned to Buyer and the parties shall have no further liability or obligation hereunder. As used in this provision, a “Material Event” means either of the following: (i) a casualty resulting in damage or destruction to the Project if the cost to restore the Project to its condition immediately prior to such casualty is estimated to exceed $250,000.00 (as reasonably determined by a licensed general contractor selected by Buyer), or (ii) a taking or condemnation which would impede access to the Project, reduce available parking below that required by laws or any applicable agreements affecting the Project, or result in a condemnation award estimated to exceed $250,000.00 (as reasonably determined by Buyer). Seller shall cooperate with Buyer in Buyer’s post-closing pursuit of insurance and condemnation proceeds, which obligation shall survive the Closing.

9.       Specific Performance. Seller specifically acknowledges that the Property is unique. Seller agrees that, in the event that Seller breaches this Agreement and Buyer seeks specific performance as a remedy and/or records a lis pendens in connection therewith, Seller will not challenge such specific performance or seek to expunge a lis pendens based upon the adequacy of other remedies available to Buyer. The foregoing shall not limit any other remedies available to Buyer at law or in equity. Notwithstanding any provision to the contrary in this Agreement, Seller agrees that it will maintain access to cash sufficient for Seller to satisfy all of its obligations arising under this Agreement.

10.       DISPUTE RESOLUTION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF, OR RELATING TO, THIS AGREEMENT SHALL BE SUBJECT TO THE JURISDICTION OF THE APPROPRIATE COURT HAVING COMPETENT JURISDICTION LOCATED IN MCDOWELL COUNTY, NORTH CAROLINA, PROVIDED THAT THE SUBSTANTIALLY PREVAILING PARTY IN SUCH LITIGATION SHALL BE ENTITLED TO RECOVER, IN ADDITION TO ANY OTHER RELIEF, THE COSTS OF SUCH LITIGATION AND THEIR REASONABLE ATTORNEYS’ FEES AND EXPERT FEES AS AWARDED BY THE COURT IN THE PROCEEDINGS IN ACCORDANCE WITH SECTION 12.E BELOW.) THE PARTIES HEREBY ARE WAIVE ANY RIGHTS THEY MAY POSSESS TO HAVE THE DISPUTE LITIGATED BY JURY TRIAL. EACH PARTY’S AGREEMENT TO THIS SECTION IS VOLUNTARY. THIS PROVISION SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.

11.       Exchange. Either party may decide to have this transaction qualify as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code, in which case the other party agrees to cooperate with such exchange; provided, however, the exchanging party(ies) shall indemnify and hold the non-exchanging parties harmless from any additional third party cost or expense incurred in connection with such exchange, and no party will be required to any way act as a purchaser or seller of any property other than the Property. This indemnity, defense and hold-harmless obligation shall survive the Closing. The inability of any party to effect an exchange shall not relieve that party of its obligation to conclude the transactions contemplated by this Agreement. Subject to the preceding, this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors and assigns.

12.         Miscellaneous.

A.       Construction. The exhibits attached hereto are hereby incorporated herein as if fully set forth in this Agreement. This Agreement contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. Words used in the singular shall include the plural, and vice versa. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. The captions and headings of the Sections of this Agreement are for convenience only. Except as otherwise indicated, all Exhibit and Section references in this Agreement shall be deemed to refer to the Exhibits and Sections in this Agreement. Each party acknowledges and agrees that this Agreement is the product of negotiations between the parties and shall not be deemed prepared or drafted by any one party. In the event of any dispute between the parties concerning this Agreement, the parties agree that any ambiguity in the language of the Agreement is to not to be resolved against Seller or Buyer, but shall be given a reasonable interpretation in accordance with the plain meaning of the terms of this Agreement and the intent of the parties as manifested hereby. This Agreement may be amended only by a written agreement executed by all parties. In no event shall any draft of this Agreement create any obligations or liabilities, it being intended that only a fully executed and delivered copy of this Agreement will bind the parties hereto. This Agreement does not and shall not be construed to create a partnership, joint venture or other relationship between Buyer and Seller, except the relationship of the buyer and seller established hereby. If Seller is comprised of more than one person or party, all persons or parties constituting Seller shall be jointly and severally liable hereunder.

B.       Successors and Assigns. Buyer may not assign its rights or transfer its obligations under this Agreement prior to the Closing Date without Seller’s consent, and Buyer shall not be released from any obligations hereunder in connection with such assignment, unless Seller expressly releases Buyer. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

C.       Notices. Any notice which a party is required or may desire to give the other shall be in writing and shall be sent by (i) personal delivery, (ii) United States registered or certified mail, return receipt requested, postage prepaid, or (iii) by FedEx or similar generally recognized overnight courier regularly providing proof of delivery, addressed as set forth in the Basic Terms of this Agreement (subject to the right of a party to designate a different address for itself by notice similarly given at least five (5) days in advance). Any notice given by mail shall be deemed to have been given as of the date of delivery (whether accepted or refused) established by U.S. Post Office return receipt; and any notice given by overnight courier shall be deemed to have been given as of the date of the overnight courier’s proof of delivery. Notices may be given by facsimile transmission and/or as an electronic PDF file sent via email and shall be deemed given upon the sending of the same (provided no bounce back/failure to deliver is received), and provided a hard copy notice by mail or overnight courier is sent concurrently or within one (1) business day after transmission thereof as provided above. An attorney may provide notices on behalf of its client. Any and all notices to Seller shall include Seller’s attorney. Any and all notices to Buyer shall include Escrow Agent as Buyer’s attorney.

D.       Press Releases; Confidentiality. Seller shall not disclose the terms and conditions of this Agreement to any third party, except as required by applicable laws or to its employees, agents, legal counsel or advisors as reasonably necessary to facilitate the transaction contemplated herein, provided that Seller shall be responsible for any disclosures by its employees, agents, legal counsel or advisors. Upon the occurrence of the Closing, Buyer shall have the right to make one or more announcements or press releases concerning the acquisition of the Property. Seller shall not make any press release or public announcement regarding this Agreement or the transaction contemplated herein without coordinating same with Buyer in advance, unless required by disclosure regulations promulgated by the Securities and Exchange Commission, per the sole opinion of Seller’s securities counsel. This provision shall survive any termination of this Agreement and/or the Closing.

E.       Legal Costs/Attorneys’ Fees. In the event any arbitration or proceeding is instituted by a party related to, or to enforce, this Agreement, the substantially prevailing party in such action (as determined by the arbitrator, judge, agency or other authority before which such proceeding is commenced), shall be entitled to such reasonable attorneys’ fees (including, without limitation, reasonable outside counsel fees and in-house paralegals’ and attorneys’ time computed at similar rates), costs and expenses as may be fixed by the decision maker. This Agreement shall be construed and enforced in accordance with the internal laws of the State of North Carolina (without regard to conflicts of law). The parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This provision shall survive any termination of this Agreement and the Closing.

F.       Further Instruments. Each party will, whenever it shall be requested so to do by the other, cause to be executed, acknowledged and delivered any and all such further reasonable instruments and documents as may be reasonably required in order to carry out the intent and purpose of this Agreement.

G.       Time of the Essence. Time is of the essence of this Agreement. Whenever action must be taken under this Agreement during a certain period of time that ends on a non-business day, then such period shall be extended until the immediately following business day. As used herein, “business day” means any day other than a Saturday, Sunday or federal or North Carolina state holiday. Notwithstanding anything to the contrary, in the event the Closing Date falls on the first business day after a non-business day, Buyer may elect to extend the Closing Date to the second business day after a non-business day.

H.       Severability. If any term or provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby.

I.         No Waiver. Any party may waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party. No such waiver shall reduce the rights or remedies of a party by reason of any breach by the other party hereunder. No failure or delay by one party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default of this Agreement or shall prevent the exercise of any right by such party.

J.         Third Party Beneficiaries. No third party shall be entitled to enforce or otherwise shall acquire any right, remedy or benefit by reason of this Agreement.

K.       Claims. Seller shall protect, defend, indemnify and hold Buyer harmless from and against any and all Claims (as defined below) in any way related to the Property and arising or accruing prior to Closing Date, including any Claims arising or accruing under any Permitted Exception or other agreement affecting the Property arising prior to the Closing Date, which obligation shall survive the Closing. Buyer shall protect, defend, indemnify and hold Seller harmless from and against any and all Claims in any way related to the Property and arising or accruing after Closing Date, which obligation shall survive the Closing. As used herein, “Claims” means any claims, demands, obligations, liabilities, liens, encumbrances, losses, damages, costs, fees or expenses (including any reasonable attorneys’ fees, including outside and in-house paralegals’ and attorneys’ fees). Unless otherwise expressly provided for in this Agreement, the representations, warranties, obligations and covenants of the parties set forth in this Agreement shall survive the consummation of the transaction contemplated by this Agreement and the delivery and recordation of the Deed. All warranties and representations shall be effective regardless of any investigation made or which could have been made.

L.       Cumulative Remedies. Except as otherwise provided in this Agreement, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute (except as otherwise expressly herein provided).

M.       Hazardous Materials. As used herein “Hazardous Materials” means any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other laws, or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, radon gas, urea formaldehyde, asbestos or lead.

N.       Counterparts. This Agreement may be executed in one or more counterparts (by original, facsimile or electronic signatures), each of which shall be deemed to constitute an original, but all of which, when taken together, shall constitute one and the same instrument. The parties intend to treat any facsimile or electronic PDF signature as if it were an original.

O.       Seller’s Default and Buyer’s Remedies. If Seller defaults in its obligation to sell and convey the Property to Buyer pursuant to this Agreement, Buyer’s sole and exclusive remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Buyer shall be entitled to the return by Escrow Holder to Buyer of the Escrow Deposit, or (b) to bring a suit for specific performance and recovery of Buyer’s reasonable attorneys’ fees. Any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. Buyer agrees not to file a lis pendens or other similar notice against the Property except in connection with, and after, the proper filing of a suit for specific performance.

[END OF TEXT; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

BUYER:

HIGHLAND MYCO HOLDINGS, LLC,

A North Carolina limited liability company

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Its:	CEO of Manager - Highland Myco Corp.
Date:	September 26, 2025

SELLER:

TWIN VEE POWERCATS CO.

A Florida corporation

By:	/s/ Joseph Visconti
Name:	Joseph Visconti
Its:	CEO
Date:	September 26, 2025

ESCROW HOLDER’S ACKNOWLEDGEMENT

The undersigned hereby executes this Agreement to evidence its receipt of executed originals or electronic PDF copies of this Agreement and its agreement to act as Escrow Holder in accordance with the terms of this Agreement.

ESCROW HOLDER:

EVANS & SHELLEY, PA

By:
Name:	Wesley Shelley, Esq.
Date:	__________, 2025

EXHIBIT “A”

DESCRIPTION OF SUBJECT PROPERTY

All that certain real property situated in the City of Marion, County of McDowell, State of North Carolina, described as follows:

commercial property located on College Drive in the City of Marion, North Carolina, evidenced by that North Carolina General Warranty Deed dated September 26, 2023, recorded in Deed Book 1448 at page 214 in the office of the McDowell County, NC., Register of Deeds, and which has a parcel number 1710- 00-73-8736 (“Subject Property”).

Signature:

/s/ Joseph Visconti

Email: [***]